SUB-ITEM 77H

                                       MFS SERIES TRUST XII

As of April 30, 2006, the following persons or entity no longer owns 25%or more of a fund's voting security:


PERSON/ENTITY                       FUND

MFS Fund Distributors Inc       MFS Lifetime Retirement

MFS Fund Distributors Inc       MFS Lifetime 2010 Fund

MFS Fund Distributors Inc       MFS Lifetime 2020 Fund

MFS Fund Distributors Inc       MFS Lifetime 2030 Fund

MFS Fund Distributors Inc       MFS Lifetime 2040 Fund